EXHIBIT 99.1
News from Conduent

Conduent Incorporated 100 Campus Drive, Suite 200 Florham Park, NJ 07932
www.conduent.com

Conduent Reports Second Quarter 2023 Financial Results

Key Q2 2023 Highlights
•Revenue and Adj. Revenue(1): $915M
•Pre-tax Income (Loss): $(7)M
•Adj. EBITDA Margin(1): 10.2%
•New business signings ACV(2): $208M
•Net ARR Activity Metric(2) (TTM): $137M

FLORHAM PARK, NJ, August 2, 2023 - Conduent (NASDAQ: CNDT), a global technology-led business process solutions company, today announced its second quarter 2023 financial results.

Cliff Skelton, Conduent President and Chief Executive Officer stated, “Our Q2 performance exceeded our expectations especially with respect to Revenue, EBITDA, Net ARR and New Business signings. Q2 included a large new logo win in Transportation, allowing us to record the highest quarter in New Business TCV and ACV since Q4 2017. As an example of our non-financial success in Q2, we are proud to be recognized again, but now globally, as one of Newsweek’s Top 100 Global Most Loved Workplaces for 2023.

Reflecting on our March 2023 Investor Presentation, we announced several key pillars for success as we execute toward our medium term strategic and financial objectives. First, we described a portfolio rationalization effort as a next step. That program is now in full swing. Second, we said that a key growth area was our Government Healthcare Business, specifically our MMIS Cloud-enabled offering. We are proud to now be underway on several implementations, including our largest deal to date, the State of Texas, and are in contract negotiations with another large state program. That pipeline remains strong. Finally, we described our opportunities in Digital Payments — specifically real-time payments. We are now the first and only BPO provider to process transactions through the recently announced US Federal Reserve’s FedNowSM Service. We are in full execution mode with the commitments we made in March, allowing us to be a more agile and focused provider.”

EXHIBIT 99.1

Key Financial Q2 2023 Results

($ in millions, except margin and per share data)	Q2 2023	Q2 2022	Current Quarter Y/Y B/(W)
Revenue	$915	$928	(1.4)%
Adjusted Revenue(1)	$915	$928	(1.4)%
GAAP Net Income (Loss)	$(7)	$—	n/m
Adjusted EBITDA(1)	$93	$87	6.9%
Adjusted EBITDA Margin (1)	10.2%	9.4%	80 bps
GAAP Income (Loss) Before Income Tax	$(7)	$5	(240)%
GAAP Diluted EPS	$(0.04)	$(0.01)	(300)%
Adjusted Diluted EPS(1)	$0.01	$0.03	(67)%
Cash Flow from Operating Activities	$(10)	$(16)	38%
Adjusted Free Cash Flow(1)	$(26)	$(31)	16%

Performance Commentary
ACV of $208M and TCV of $1,361M were driven by the $1 billion TCV signing with the State of Victoria, Australia in our Transportation segment.

Both client retention and strong sales had a positive impact on our Net ARR Metric at $137M for Q2 2023, up 31% versus the prior year, and up 26% sequentially.

Revenue and Adjusted Revenue for Q2 2023 were ahead of expectations. Commercial volumes were impacted by softness in certain industries in our client base, while increased interest rates positively impacted our BenefitWallet business.

Pre-tax income (loss) was $(7)M versus $5M in the prior year period.

Adjusted EBITDA of $93M and Adjusted EBITDA Margin of 10.2% were also ahead of expectations, and higher than the prior year period.

Conduent's $1.1 billion total liquidity position remains strong with long dated debt maturities and a modest net leverage ratio.

In the quarter we repurchased 266,765 shares in connection with our previously announced shared repurchase program.

EXHIBIT 99.1

Q2 2023 Highlights
Conduent achieved several milestones in technology-led solutions, operational excellence and culture, including:
•Became first BPS provider to offer U.S. Federal Reserve's FedNowSM Service for instant payments;
•Selected to implement new transit ticketing system in Victoria, Australia;
•Introduced Rapid Assistance Solution to help agencies expedite disbursement of emergency relief funds;
•Broadened Healthcare Payer portfolio with new innovative AI-driven provider data management solution;
•Named as a Leader in Healthcare Payer Operational Transformation by NelsonHall;
•Demonstrated commitment to ESG through updated report including SASB and TCFD disclosures;
•Recognized by Forbes as one of America's Best 500 Employers for Diversity for the third year in a row;
•Named to Newsweek's Top 100 Global Most Loved Workplaces 2023; and
•Recognized as Best Place to Work for Disability Inclusion for the second consecutive year.

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FY 2023 Outlook(4)

	FY 2022 Actuals	FY 2023 Outlook(4)

Adj. Revenue(1)	$3,851M	$3,700M - $3,800M

Adj. EBITDA(1) / Adj. EBITDA Margin(1)	$394M / 10.2%	10.0% - 10.8%

Adj. Free Cash Flow(2) as % of Adj. EBITDA(1)	1.5%(3)	15% - 20%(3)

(1) Refer to Appendix for definition and complete Non-GAAP reconciliations of Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS and Adjusted Free Cash Flow.
(2) Refer to Appendix for definition.
(3) Normalized for the impact of payment of deferred payroll taxes primarily related to the CARES Act of $27M in 2022, Adjusted Free Cash Flow as a percentage of Adjusted EBITDA is approximately 8% in 2022. Adjusted Free Cash Flow for 2023 includes an outstanding US Federal tax refund of $29M expected to be received in 2023.
(4) Refer to Appendix for additional information regarding Non-GAAP Outlook.

EXHIBIT 99.1

Conference Call
Management will present the results during a conference call and webcast on August 2, 2023 at 9:00 a.m. ET.

The call will be available by live audio webcast along with the news release and online presentation slides at https://investor.conduent.com/.

The conference call will also be available by calling 877-407-4019 toll-free. If requested, the conference ID for this call is 13739455.

The international dial-in is 1-201-689-8337. The international conference ID is also 13739455.
A recording of the conference call will be available by calling 1-877-660-6853 three hours after the conference call concludes. The replay ID is 13739455.

The telephone recording will be available until August 16, 2023.

About Conduent
Conduent delivers digital business solutions and services spanning the commercial, government and transportation spectrum – creating exceptional outcomes for its clients and the millions of people who count on them. The Company leverages cloud computing, artificial intelligence, machine learning, automation and advanced analytics to deliver mission-critical solutions. Through a dedicated global team of approximately 60,000 associates, process expertise, and advanced technologies, Conduent’s solutions and services digitally transform its clients’ operations to enhance customer experiences, improve performance, increase efficiencies and reduce costs. Conduent adds momentum to its clients’ missions in many ways including delivering 43 percent of nutrition assistance payments in the U.S., enabling 1.3 billion customer service interactions annually, empowering millions of employees through HR services every year and processing nearly 12 million tolling transactions every day. Learn more at www.conduent.com.

EXHIBIT 99.1
Non-GAAP Financial Measures
We have reported our financial results in accordance with U.S. generally accepted accounting principles (U.S. GAAP). In addition, we have discussed our financial results using non-GAAP measures. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with U.S. GAAP, to exclude the effects of certain items as well as their related tax effects. Management believes that these non-GAAP financial measures provide an additional means of analyzing the results of the current period against the corresponding prior period. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, our reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures and should be read only in conjunction with our Consolidated Financial Statements prepared in accordance with U.S. GAAP. Our management regularly uses our non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. Providing such non-GAAP financial measures to investors allows for a further level of transparency as to how management reviews and evaluates our business results and trends. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on certain of these non-GAAP measures. Refer to the "Non-GAAP Financial Measures" section attached to this release for a discussion of these non-GAAP measures and their reconciliation to the reported U.S. GAAP measures.

EXHIBIT 99.1
Forward-Looking Statements

This release and any attachments to this release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” "plan," “intend,” “will,” “aim,” “should,” “could,” “forecast,” “target,” “may,” "continue to," "if,” “growing,” “projected,” “potential,” “likely,” "see," "ahead," "further," "going forward," "on the horizon," and similar expressions, as they relate to us, are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, statements regarding our financial results, condition and outlook; changes in our operating results; general market and economic conditions; our pipeline remaining strong; our belief that our partnership with BNY Melon to initiate transactions through the recently announced FedNowSM Service utilizing our Integrated Payments Hub will provide breakthrough real time payments and distribution capabilities for our clients, their end users and future potential clients; our continued focus on shareholders, clients and our associates; our long-term game plan; and our projected financial performance for the full year 2023, including all statements made under the section captioned “FY 2023 Outlook” within this release. These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied herein as anticipated, believed, estimated, expected or intended or using other similar expressions.

In accordance with the provisions of the Litigation Reform Act, we are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release, any exhibits to this press release and other public statements we make. Our actual results may vary materially from those expressed or implied in our forward-looking statements.

Important factors and uncertainties that could cause our actual results to differ materially from those in our forward-looking statements include, but are not limited to: government appropriations and termination rights contained in our government contracts; our ability to renew commercial and government contracts, including contracts awarded through competitive bidding processes; our ability to recover capital and other investments in connection with our contracts; our reliance on third-party providers; risk and impact of geopolitical events and increasing geopolitical tensions (such as the war in Ukraine), macroeconomic conditions, natural disasters and other factors (such as pandemics, including coronavirus) in a particular country or region on our workforce, customers and vendors; conditions abroad, including local economics, political environments, fluctuating foreign currencies and shifting regulatory schemes; relying on third party providers; our ability to deliver on our contractual obligations properly and on time; changes in interest in outsourced business process services; claims of infringement of third-party intellectual property rights; our ability to estimate the scope of

EXHIBIT 99.1
work or the costs of performance in our contracts; the loss of key senior management and our ability to attract and retain necessary technical personnel and qualified subcontractors; our failure to develop new service offerings and protect our intellectual property rights; our ability to modernize our information technology infrastructure and consolidate data centers; the continuing effects of the COVID-19 pandemic on our business, operations, financial results and financial condition, which is dependent on developments which are uncertain and cannot be predicted; expectations relating to environmental, social and governance considerations expose us to potential liabilities, increased costs, reputational harm, and other adverse effects on our business; we cannot guarantee that our stock repurchase program will be utilized to the full value approved or that it will enhance long-term stockholder value and repurchases we consummate could increase the volatility of the price of our common stock and could have a negative impact on our available cash balance; the failure to comply with laws relating to individually identifiable information and personal health information; the failure to comply with laws relating to processing certain financial transactions, including payment card transactions and debit or credit card transactions; breaches of our information systems or security systems or any service interruptions; our ability to comply with data security standards; developments in various contingent liabilities that are not reflected on our balance sheet, including those arising as a result of being involved in a variety of claims, lawsuits, investigations and proceedings; changes in tax and other laws and regulations; risk and impact of potential goodwill and other asset impairments; our significant indebtedness and the terms of such indebtedness; our failure to obtain or maintain a satisfactory credit rating and financial performance; our ability to receive dividends or other payments from our subsidiaries; our ability to obtain adequate pricing for our services and to improve our cost structure; our ability to collect our receivables, including those for unbilled services; a decline in revenues from, or a loss of, or a reduction in business from or failure of significant clients; fluctuations in our non-recurring revenue; increases in the cost of voice and data services or significant interruptions in such services; changes in government regulation and economic, strategic, political and social conditions; volatility of our stock price and the risk of litigation following a decline in the price of our stock; economic factors such as inflation, the level of economic activity and labor market conditions, as well as rising interest rates; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section and other sections in our 2022 Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Any forward-looking statements made by us in this release speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether because of new information, subsequent events or otherwise except as required by law.

EXHIBIT 99.1
# # #

Media Contacts:
Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com

Investor Contacts:
Giles Goodburn, Conduent, +1-203-216-3546, ir@conduent.com

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2023	2022	2023	2022
Revenue	$915	$928	$1,837	$1,895

Operating Costs and Expenses
Cost of services (excluding depreciation and amortization)	704	727	1,424	1,482
Selling, general and administrative (excluding depreciation and amortization)	118	113	229	215
Research and development (excluding depreciation and amortization)	1	2	3	3
Depreciation and amortization	57	53	118	114
Restructuring and related costs	13	11	42	20
Interest expense	27	18	54	37
(Gain) loss on divestitures and transaction costs, net	3	3	5	(160)
Litigation settlements (recoveries), net	(1)	(3)	(22)	(31)
Other (income) expenses, net	—	(1)	(1)	—
Total Operating Costs and Expenses	922	923	1,852	1,680

Income (Loss) Before Income Taxes	(7)	5	(15)	215

Income tax expense (benefit)	—	5	(2)	79
Net Income (Loss)	$(7)	$—	$(13)	$136

Net Income (Loss) per Share:
Basic	$(0.04)	$(0.01)	$(0.08)	$0.61
Diluted	$(0.04)	$(0.01)	$(0.08)	$0.60

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
Net Income (Loss)	$(7)	$—	$(13)	$136
Other Comprehensive Income (Loss), Net(1)
Currency translation adjustments, net	4	(40)	21	(45)
Unrecognized gains (losses), net	—	—	1	(1)
Other Comprehensive Income (Loss), Net	4	(40)	22	(46)

Comprehensive Income (Loss), Net	$(3)	$(40)	$9	$90
__________
(1)All amounts are net of tax. Tax effects were immaterial.

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$500	$582
Accounts receivable, net	583	630
Contract assets	187	171
Other current assets	247	242
Total current assets	1,517	1,625
Land, buildings and equipment, net	252	266
Operating lease right-of-use assets	192	197
Intangible assets, net	36	39
Goodwill	967	955
Other long-term assets	489	489
Total Assets	$3,453	$3,571
Liabilities and Equity
Current portion of long-term debt	$41	$35
Accounts payable	169	228
Accrued compensation and benefits costs	180	197
Unearned income	80	81
Other current liabilities	325	382
Total current liabilities	795	923
Long-term debt	1,274	1,277
Deferred taxes	75	83
Operating lease liabilities	159	160
Other long-term liabilities	81	69
Total Liabilities	2,384	2,512

Series A convertible preferred stock	142	142

Common stock	2	2
Treasury stock, at cost	(1)	—
Additional paid-in capital	3,931	3,924
Retained earnings (deficit)	(2,561)	(2,543)
Accumulated other comprehensive loss	(444)	(466)
Total Equity	927	917
Total Liabilities and Equity	$3,453	$3,571

Shares of common stock issued and outstanding	218,246	218,348
Shares of series A convertible preferred stock issued and outstanding	120	120
Shares of common stock held in treasury	267	—

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
Cash Flows from Operating Activities:
Net income (loss)	$(7)	$—	$(13)	$136
Adjustments required to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	57	53	118	114
Contract inducement amortization	1	1	2	1
Deferred income taxes	(6)	1	(14)	32
Amortization of debt financing costs	1	1	2	2
(Gain) loss on divestitures and sales of fixed assets, net	—	(2)	—	(166)
Stock-based compensation	6	7	8	9
Changes in operating assets and liabilities	(62)	(77)	(125)	(133)
Net cash provided by (used in) operating activities	(10)	(16)	(22)	(5)
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(9)	(17)	(20)	(51)
Cost of additions to internal use software	(11)	(16)	(22)	(32)
Proceeds from divestitures	—	2	—	325
Net cash provided by (used in) investing activities	(20)	(31)	(42)	242
Cash Flows from Financing Activities:
Payments on revolving credit facility	—	—	—	(100)
Payments on debt	(10)	(8)	(20)	(16)
Treasury stock purchases	(1)	—	(1)	—
Taxes paid for settlement of stock-based compensation	1	—	(6)	—
Dividends paid on preferred stock	(3)	(3)	(5)	(5)
Net cash provided by (used in) financing activities	(13)	(11)	(32)	(121)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(5)	3	(6)
Increase (decrease) in cash, cash equivalents and restricted cash	(42)	(63)	(93)	110
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	547	593	598	420
Cash, Cash Equivalents and Restricted Cash at End of period(1)	$505	$530	$505	$530
 ___________
(1)Includes $5 million and $11 million restricted cash as of June 30, 2023 and 2022, respectively, that were included in Other current assets on their respective Condensed Consolidated Balance Sheets.

Appendix

Definitions

Net ARR Activity Metric (TTM)

Projected Annual Recurring Revenue for contracts signed in the prior 12 months, less the annualized impact of any client losses, contractual volume and price changes, and other known impacts for which the company was notified in that same time period, which could positively or negatively impact results. The metric annualizes the net impact to revenue. Timing of revenue impact varies and may not be realized within the forward 12-month timeframe. The

EXHIBIT 99.1
metric is for indicative purposes only. This metric excludes COVID-related volume impacts and non-recurring revenue signings. This metric is not indicative of any specific 12 month timeframe.

New Business Annual Contract Value (ACV): (New Business TCV / contract term) multiplied by 12.

Non-GAAP Financial Measures

We have reported our financial results in accordance with U.S. generally accepted accounting principles (U.S. GAAP). In addition, we have discussed our financial results using non-GAAP measures.

We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with U.S. GAAP, to exclude the effects of certain items as well as their related tax effects. Management believes that these non-GAAP financial measures provide an additional means of analyzing the results of the current period against the corresponding prior period. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures and should be read only in conjunction with our Consolidated Financial Statements prepared in accordance with U.S. GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions, and providing such non-GAAP financial measures to investors allows for a further level of transparency as to how management reviews and evaluates our business results and trends. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on certain of these non-GAAP measures.

A reconciliation of the following non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are provided below.

These reconciliations also include the income tax effects for our non-GAAP performance measures in total, to the extent applicable. The income tax effects are calculated under the same accounting principles as applied to our reported pre-tax performance measures under ASC 740, which employs an annual effective tax rate method. The noted income tax effect for our non-GAAP performance measures is effectively the difference in income taxes for reported and adjusted pre-tax income calculated under the annual effective tax rate method. The tax effect of the non-GAAP adjustments was calculated based upon evaluation of the statutory tax treatment and the applicable statutory tax rate in the jurisdictions in which such charges were incurred.

Adjusted Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings per Share, Adjusted Weighted Average Common Shares Outstanding, and Adjusted Effective Tax Rate

We make adjustments to Net Income (Loss) before Income Taxes for the following items, as applicable, to the particular financial measure, for the purpose of calculating Adjusted Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings per Share, Adjusted Weighted Average Common Shares Outstanding, and Adjusted Effective Tax Rate:

•Amortization of acquired intangible assets. The amortization of acquired intangible assets is driven by acquisition activity, which can vary in size, nature and timing as compared to other companies within our industry and from period to period.
•Restructuring and related costs. Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our strategic transformation program.
•Goodwill impairment. This represents goodwill impairment charges related to the lower than expected new customer contract signings and an unexpected softening of the future business pipeline for certain solutions in our Commercial segment.
•(Gain) loss on divestitures and transaction costs. Represents (gain) loss on divested businesses and transaction costs.
•Litigation settlements (recoveries), net represents settlements or recoveries for various matters subject to litigation.
•Other charges (credits). This includes Other (income) expenses, net on the Condensed Consolidated Statements of Income (loss) and other insignificant (income) expense associated with providing transition services on the California Medicaid contract loss and other adjustments.

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•Abandonment of Cloud Computing Project. This includes charges in connection with the abandonment of a cloud computing project. The costs include writing off previously capitalized costs and accruing remaining hosting fees that continue to be incurred without any economic benefit.
•Divestitures. Revenue and Adjusted EBITDA of divested businesses are excluded.

The Company provides adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance.  We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions.

Management believes that the adjusted effective tax rate, provided as supplemental information, facilitates a comparison by investors of our actual effective tax rate with an adjusted effective tax rate which reflects the impact of the items which are excluded in providing adjusted net income and certain other identified items, and may provide added insight into our underlying business results and how effective tax rates impact our ongoing business.

Adjusted Revenue, Adjusted Operating Income and Adjusted Operating Margin

We make adjustments to Revenue, Costs and Expenses and Operating Margin for the following items, as applicable, for the purpose of calculating Adjusted Revenue, Adjusted Operating Income and Adjusted Operating Margin:

•Amortization of acquired intangible assets.
•Restructuring and related costs.
•Interest expense. Interest expense includes interest on long-term debt and amortization of debt issuance costs.
•Goodwill impairment.
•(Gain) loss on divestitures and transaction costs.
•Litigation settlements (recoveries), net.
•Other charges (credits).
•Abandonment of Cloud Computing Project.
•Divestitures.

We provide our investors with adjusted revenue, adjusted operating income and adjusted operating margin information, as supplemental information, because we believe it offers added insight, by itself and for comparability between periods, by adjusting for certain non-cash items as well as certain other identified items which we do not believe are indicative of our ongoing business, and may also provide added insight on trends in our ongoing business.

Adjusted EBITDA and EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin as an additional way of assessing certain aspects of our operations that, when viewed with the U.S. GAAP results and the accompanying reconciliations to corresponding U.S. GAAP financial measures, provide a more complete understanding of our on-going business. Adjusted EBITDA represents income (loss) before interest, income taxes, depreciation and amortization and contract inducement amortization adjusted for the following items. Adjusted EBITDA Margin is Adjusted EBITDA divided by revenue or adjusted revenue, as applicable.

•Restructuring and related costs.
•Goodwill impairment.
•(Gain) loss on divestitures and transaction costs.
•Litigation settlements (recoveries), net.
•Abandonment of Cloud Computing Project.
•Other charges (credits).
•Divestitures.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performance. Management cautions that amounts presented in accordance with Conduent's definition of Adjusted EBITDA and Adjusted EBITDA Margin may not be

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comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA and Adjusted EBITDA Margin in the same manner.

Free Cash Flow

Free Cash Flow is defined as cash flows from operating activities as reported on the consolidated statement of cash flows, less cost of additions to land, buildings and equipment, cost of additions to internal use software, and proceeds from sales of land, buildings and equipment. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions and invest in land, buildings and equipment and internal use software, after required payments on debt. In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow reconciled to cash flow provided by operating activities, which we believe to be the most directly comparable measure under U.S. GAAP.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is defined as Free Cash Flow from above plus adjustments for litigation insurance recoveries, transaction costs, taxes paid on gains from divestitures and litigation recoveries, proceeds from failed sale-leaseback transactions and certain other identified adjustments. We use Adjusted Free Cash Flow, in addition to Free Cash Flow, to provide supplemental information to our investors concerning our ability to generate cash from our ongoing operating activities; by excluding these items, we believe we provide useful additional information to our investors to help them further understand our ability to generate cash period-over-period as well as added information on comparability to our competitors. Such as with Free Cash Flow information, as so adjusted, it is specifically not intended to provide amounts available for discretionary spending. We have added certain adjustments to account for items which we do not believe reflect our core business or operating performance, and we computed all periods with such adjusted costs.

Revenue at Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. Dollars. We refer to this adjusted revenue as “constant currency.” Currency impact is determined as the difference between actual growth rates and constant currency growth rates. This currency impact is calculated by translating the current period activity in local currency using the comparable prior-year period's currency translation rate.

Non-GAAP Outlook

In providing the Full Year 2023 outlook for Adjusted EBITDA we exclude certain items which are otherwise included in determining the comparable U.S. GAAP financial measure. A description of the adjustments which historically have been applicable in determining Adjusted EBITDA are reflected in the table below. In addition, for "Full Year 2022 Actuals" we are excluding the impacts of $7 million of Revenue and $2 million of Adjusted EBITDA related to the divestiture of the Midas business. We are providing such outlook only on a non-GAAP basis because the Company is unable without unreasonable efforts to predict with reasonable certainty the totality or ultimate outcome or occurrence of these adjustments for the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to reported results. We have provided Full Year 2023 outlook for Adjusted revenue only on a non-GAAP basis using foreign currency translation rates at current period end due to the inability to, without unreasonable efforts, accurately predict foreign currency impact on revenues. Full Year 2023 Outlook for Adjusted Free Cash Flow is provided as a factor of expected Adjusted EBITDA, and such outlook is only available on a non-GAAP basis for the reasons described above. For the same reason, we are unable to provide a GAAP expected adjusted tax rate, which adjusts for our non-GAAP adjustments.

EXHIBIT 99.1
Non-GAAP Reconciliations: Revenue at Constant Currency, Adjusted Net Income (Loss), Adjusted Effective Tax, Adjusted Operating Income (Loss) and Adjusted EBITDA were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
ADJUSTED REVENUE
Revenue	$915	$928	$1,837	$1,895
Adjustment:
Divestitures(1)	—	—	—	(7)
Adjusted Revenue	915	928	1,837	1,888
Foreign currency impact	(1)	11	2	16
Revenue at Constant Currency	$914	$939	$1,839	$1,904

ADJUSTED NET INCOME (LOSS)
Net Income (Loss)	$(7)	$—	$(13)	$136
Adjustments:
Amortization of acquired intangible assets(2)	2	3	4	9
Restructuring and related costs	13	11	42	20
(Gain) loss on divestitures and transaction costs, net	3	3	5	(160)
Litigation settlements (recoveries), net	(1)	(3)	(22)	(31)
Other charges (credits)	—	(1)	(1)	—
Total Non-GAAP Adjustments	17	13	28	(162)
Income tax adjustments(3)	(4)	(4)	(7)	60
Adjusted Net Income (Loss)	$6	$9	$8	$34

ADJUSTED EFFECTIVE TAX
Income (Loss) Before Income Taxes	$(7)	$5	$(15)	$215
Adjustments:
Total Non-GAAP Adjustments	17	13	28	(162)
Adjusted PBT Before Adjustment for Divestitures	10	18	13	53
Divestitures(1)	—	—	—	(2)
Adjusted PBT	$10	$18	$13	$51

Income tax expense (benefit)	$—	$5	$(2)	$79
Income tax adjustments(3)	4	4	7	(60)
Adjusted Income Tax Expense (Benefit)	4	9	5	19
Adjusted Net Income (Loss) Before Adjustment for Divestitures	6	9	8	34
Divestitures(1)	—	—	—	(2)
Adjusted Net Income (Loss)	$6	$9	$8	$32

EXHIBIT 99.1

CONTINUED	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
ADJUSTED OPERATING INCOME (LOSS)
Income (Loss) Before Income Taxes	$(7)	$5	$(15)	$215
Adjustments:
Total non-GAAP adjustments	17	13	28	(162)
Interest expense	27	18	54	37
Adjusted Operating Income (Loss) Before Adjustment for Divestitures	37	36	67	90
Divestitures(1)	—	—	—	(2)
Adjusted Operating Income (Loss)	$37	$36	$67	$88

ADJUSTED EBITDA
Net Income (Loss)	$(7)	$—	$(13)	$136
Income tax expense (benefit)	—	5	(2)	79
Depreciation and amortization	57	53	118	114
Contract inducement amortization	1	1	2	1
Interest expense	27	18	54	37
EBITDA Before Adjustment for Divestitures	78	77	159	367
Divestitures(1)	—	—	—	(2)
EBITDA	78	77	159	365
Adjustments:
Restructuring and related costs	13	11	42	20
(Gain) loss on divestitures and transaction costs, net	3	3	5	(160)
Litigation settlements (recoveries), net	(1)	(3)	(22)	(31)
Other charges (credits)	—	(1)	(1)	—
Adjusted EBITDA	$93	$87	$183	$194
 ___________

(1)Adjusted for the full impact from revenue and income/loss from divestitures for all periods presented.
(2)Included in Depreciation and amortization on the Consolidated Statements of Income (Loss).
(3)The tax impact of Adjusted Pre-tax income (loss) from continuing operations was calculated under the same accounting principles applied to the 'As Reported' pre-tax income (loss), which employs an annual effective tax rate method to the results and without regard to the adjustments listed.

EXHIBIT 99.1
Non-GAAP Reconciliations: Adjusted Weighted Average Shares Outstanding, Adjusted Diluted EPS, Adjusted Effective Tax Rate, Adjusted Operating Margin and Adjusted EBITDA Margin were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts are in whole dollars, shares are in thousands and margins and rates are in %)	2023	2022	2023	2022
ADJUSTED DILUTED EPS(1)
Weighted Average Common Shares Outstanding	218,394	215,629	218,396	215,886
Adjustments:
Restricted stock and performance units / shares	928	3,489	805	3,241
Adjusted Weighted Average Common Shares Outstanding	219,322	219,118	219,201	219,127

Diluted EPS from Continuing Operations	$(0.04)	$(0.01)	$(0.08)	$0.60
Adjustments:
Total non-GAAP adjustments	0.07	0.06	0.12	(0.64)
Income tax adjustments(2)	(0.02)	(0.02)	(0.03)	0.27
Adjusted Diluted EPS	$0.01	$0.03	$0.01	$0.23

ADJUSTED EFFECTIVE TAX RATE
Effective tax rate	(3.3)%	99.6%	9.2%	37.0%
Adjustments:
Total non-GAAP adjustments	45.5%	(52.9)%	31.3%	(1.8)%
Adjusted Effective Tax Rate(2)	42.2%	46.7%	40.5%	35.2%

ADJUSTED OPERATING MARGIN
Income (Loss) Before Income Taxes Margin	(0.8)%	0.5%	(0.8)%	11.3%
Adjustments:
Total non-GAAP adjustments	1.8%	1.5%	1.5%	(8.6)%
Interest expense	3.0%	1.9%	2.9%	2.0%
Margin for Adjusted Operating Income Before Adjustment for Divestitures	4.0%	3.9%	3.6%	4.7%
Divestitures(3)	—%	—%	—%	—%
Margin for Adjusted Operating Income	4.0%	3.9%	3.6%	4.7%

ADJUSTED EBITDA MARGIN
EBITDA Margin Before Adjustment for Divestitures	8.5%	8.3%	8.7%	19.4%
Adjustments:
Divestitures(3)	—%	—%	—%	(0.1)%
EBITDA Margin	8.5%	8.3%	8.7%	19.3%
Total non-GAAP adjustments	1.7%	1.1%	1.3%	(9.1)%
Divestitures(3)	—%	—%	—%	0.1%
Adjusted EBITDA Margin Before Adjustment for Divestitures	10.2%	9.4%	10.0%	10.3%
Divestitures(3)	—%	—%	—%	—%
Adjusted EBITDA Margin	10.2%	9.4%	10.0%	10.3%
__________
(1)Average shares for the 2023 and 2022 calculation of adjusted EPS excludes 5.4 million shares associated with our Series A convertible preferred stock and includes the impact of preferred stock dividend of approximately $3.0 million and $3.0 million for the three months ended June 30, 2023 and 2022, respectively.
(2)The tax impact of Adjusted Pre-tax income (loss) from continuing operations was calculated under the same accounting principles applied to the 'As Reported' pre-tax income (loss), which employs an annual effective tax rate method to the results and without regard to the Total Non-GAAP adjustments.
(3)Adjusted for the full impact from revenue and income/loss from divestitures for all periods presented.

EXHIBIT 99.1
Free Cash Flow and Adjusted Free Cash Flow Reconciliation:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
Operating Cash Flow	$(10)	$(16)	$(22)	$(5)
Cost of additions to land, buildings and equipment	(9)	(17)	(20)	(51)
Cost of additions to internal use software	(11)	(16)	(22)	(32)
Free Cash Flow	$(30)	$(49)	$(64)	$(88)
Free Cash Flow	$(30)	$(49)	$(64)	$(88)
Transaction costs	2	2	3	3
Vendor finance lease payments	(3)	(2)	(7)	(5)
Portion of Texas litigation settlement (recoveries) recognized in Litigation settlements (recoveries), net	—	—	—	(24)
Tax payment related to divestitures and litigation recoveries	5	18	5	18
Adjusted Free Cash Flow	$(26)	$(31)	$(63)	$(96)